Exhibit C-l

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I have read the Government of Canada’s prospectus dated 20 December 2011 included in Canada’s Registration Statement under Schedule B of the Securities Act of 1933. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the incorporation by reference in the above-mentioned prospectus of my report dated 1 September 2011 to the Minister of Finance on the Government of Canada’s condensed statement of financial position as at 31 March 2011, the condensed statement of operations and accumulated deficit, condensed statement of change in net debt and condensed statement of cash flow for the fiscal year then ended attached to the Government of Canada’s Form 18-K/A dated 10 November 2011 filed pursuant to the Securities Exchange Act of 1934.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Michael Ferguson
Michael Ferguson, FCA
Auditor General of Canada

Ottawa, Canada
20 December 2011